Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated September 23, 2005 on our audit of the financial statements of Global Logistics Acquisition Corporation as of September 22, 2005 and for the period from September 1, 2005 (date of inception) through September 22, 2005 in Amendment No. 1 to the Registration Statement (Form S-1, No. 333-128591) to be filed on or about November 2, 2005 and the related Prospectus.
/s/ Eisner LLP
New York, New York
November 1, 2005